Exhibit 10.3

Sunoco Logistics Partners L.P. 1818 Market Street, Suite 1500 Philadelphia, PA 19103-3615 866 248 4344

November 2, 2011

Michael J. Hennigan

President and Chief Operating Officer

Sunoco Partners LLC

1818 Market Street

Philadelphia, PA 19103

Dear Mike:

In recognition of your valuable contributions as President and Chief Operating Officer of Sunoco Partners LLC (the “Company”), we are restructuring certain benefits to which you will be entitled in the event the Company terminates your employment without cause prior to your becoming retirement eligible (a “Pre-Retirement Termination”). Our goal is to ensure that with respect to these benefits you receive similar treatment to which you would have been entitled had you otherwise been eligible to retire from the Company at the time of termination.

In particular, upon a Pre-Retirement Termination, you will be entitled to the following:

-	Restricted Units. Notwithstanding any provision to the contrary in a Restricted Unit Agreement or other similar award agreement between you and the Company (such agreements, “Restricted Unit Agreements”), any Restricted Units granted to you under the Sunoco Partners LLC Long Term Incentive Plan as of the date of a Pre-Retirement Termination (whether performance vested, time vested, or otherwise conditioned upon your continued employment) shall not be forfeited, but shall continue to vest and be held by you, and shall be paid out at such time and in such manner as though no Pre-Retirement Termination occurred and you had continued in the employment of the Company for the applicable restricted period. Except as expressly provided in this letter, all other terms and conditions of your Restricted Unit Agreements, including any performance metrics to be applied in determining the number of Restricted Units earned thereunder, shall continue to apply and remain in full force and effect.

-	Post Employment Medical Benefits. The Company currently subsidizes medical benefits under its current plan for employees who are at least 55 years of age and have a minimum of 10 years of service. In the event of a Pre-Retirement Termination, the Company will provide you access to post-employment medical benefits provided under this plan and in lieu of the Company subsidy, you will receive a lump sum payment equal to the net present value of $150,000 as of the date of the Pre-Retirement Termination.

Except as otherwise provided in this letter, the terms and conditions applicable to other compensation and executive benefits, if any, to which you may be entitled shall remain unchanged.

Please acknowledge your agreement and acceptance of the terms of this letter by countersigning a copy of this letter and returning it to me.

Sincerely,

/s/ Lynn L. Elsenhans
Lynn L. Elsenhans Chairman & Chief Executive Officer

Acknowledged and agreed to

this 2nd day of November, 2011

/s/ Michael J. Hennigan
Michael J. Hennigan
President & Chief Operating Officer